Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our Report of Independent Registered Public Accounting Firm dated March 3, 2005 covering the consolidated financial statements of Liquidmetal Technologies, Inc. as of and for the year ended December 31, 2004, included in a form S-1 to be filed on approximately December 9, 2005 registering 14,937,509 shares held by selling stockholders.  We also consent to the reference to us as experts in matters of accounting and auditing in the registration statement and prospectus.

/s/ Stonefield Josephson, Inc.
Santa Monica, California
December 9, 2005